Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NOKIA INC.

LCC INTERNATIONAL, INC.

AND

LCC WIRELESS DESIGN SERVICES, LLC

As of June 2, 2006

TABLE OF CONTENTS

Attachments and Exhibits

Attachments
Attachment 1	Disclosure Schedules

Exhibits Exhibit 6.2 Exhibit 6.7 Exhibit 6.13 Exhibit 7.1(a) Exhibit 7.1(j) Exhibit 8.2(b) Exhibit 8.2(c) Exhibit 8.2(g)
Form of Transition Services Agreement
Form of Press Release
Form of WINDS License Agreement
Form of Loan and Security Agreement
Form of Opinion of Counsel
Form of Bill of Sale
Form of Assignment and Assumption Agreement
Form of Certificate of Non-Foreign Status

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2006, is made and entered into by and among NOKIA INC., a Delaware corporation (“Nokia”), LCC INTERNATIONAL, INC., a Delaware corporation (“LCC”) and LCC WIRELESS DESIGN SERVICES, LLC, a Delaware limited liability company (“LWDS” and, together with LCC, the “Company”). Nokia, LCC and LWDS are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Parties desire to enter into this Agreement pursuant to which the Company proposes to convey to Nokia certain assets related to the Company’s network deployment business as conducted in the United States on the Closing Date (the “Business”), and Nokia proposes to assume from Company certain liabilities related to the Business arising after the Closing (the “Acquisition”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“ADA” means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

“ADEA” means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Assumed Liabilities” has the meaning specified in Section 2.4.

“Business” has the meaning set forth in the Background section above.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Business Employees” means the Company employees associated with the Business, as set forth on Schedule 6.9.

“Claims Period” means the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1.

“Closing Date” means the date on which the Closing occurs.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time.

“Company Indemnified Parties” means the Company and each of its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Company Licensed Intellectual Property” means any Intellectual Property that is licensed by the Company and currently used by the Company in connection with the Business.

“Company Losses” means the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties as to which the Company Indemnified Parties are entitled to indemnification under Section 10.2.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by the Company and currently used by the Company in connection with the Business.

“Confidential Information” means any data or information of the disclosing Party (including trade secrets) disclosed under this Agreement in oral, written, graphic or machine recognizable form that is clearly designated as confidential. Confidential Information that is disclosed orally must be identified as confidential at the time of disclosure and confirmed by the disclosing Party by submitting a written document to the receiving Party within thirty (30) days after such disclosure. The written document must contain a summary of the Confidential Information disclosure with enough specificity for identification purposes and must be labeled or marked as confidential or its equivalent. Confidential Information will not include information that (i) becomes generally available to the public without any fault of the receiving Party, (ii) becomes generally available to the receiving Party on a non-confidential basis and without any breach of an agreement of confidentiality from a source other than the disclosing Party or (iii) is disclosed pursuant to the lawful order of a Governmental Entity or if disclosure is otherwise required by operation of Law; provided that such Party, to the extent legally permissible, gives sufficient advance notice to the Party disclosing such information to allow the disclosing Party to contest such disclosure or seek a protective order covering such disclosure, and provides reasonable assistance to the disclosing Party in seeking such protective order or contesting such disclosure.

“Contracts” means any contract, agreement, commitment, arrangement, lease, license agreement, insurance policy, or other instrument by which an entity’s assets, business, or operations may be bound or affected, or under which such entity or its assets, business, or operations receives benefits.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customer Agreements” means those contracts listed on Schedule 2.2(a).

“Employee Benefit Plan” means with respect to any Person (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Environmental Laws” means all local, state and federal Laws relating to protection of the environment, pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“FLSA” means the United States Fair Labor Standards Act, and the rules and regulations promulgated thereunder.

“FMLA” means the United States Family and Medical Leave Act, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company in the Business is in any way governed by or subject to any applicable Environmental Law.

“Indemnified Party” means a Nokia Indemnified Party or a Company Indemnified Party.

“Intellectual Property” means any or all of the following, and all rights arising out of or associated therewith: (a) all United States of America, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all original works of authorship, Software, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all databases and data collections and all rights therein throughout the world; (f) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” of the Company means the knowledge of the Business, after reasonable inquiry, of the following persons: Dean Douglas, Bob Waldron, Jim Greenwell, Statton Hammock.

“Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866, 1870 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all regulations under such acts.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities, including Labor Laws.

“Legal Dispute” means any action, suit or proceeding between the Parties and their Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means all notifications, licenses (excluding licenses to use Intellectual Property), permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“NLRB” means the United States National Labor Relations Board.

“Nokia Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Nokia or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Nokia Indemnified Parties” means Nokia and each of its Affiliates, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Nokia Losses” means the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of Nokia Indemnified Parties as to which Nokia Indemnified Parties are entitled to indemnification under Section 10.1.

“OSHA” means the United States Occupational Safety and Health Administration.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Retained Assets” has the meaning specified in Section 2.2.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Subcontractor Agreements” means those agreements with subcontractors listed on Schedule 2.2(b).

“Suppliers” means the suppliers to the Business that individually received payments of more than $20,000 from the Company during the 12-month period ended March 31, 2006.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Termination Date” means the date at or prior to the Closing when this Agreement is terminated in accordance with Article IX.

“Transferred Accounts Receivables” has the meaning specified in Section 2.2.

“Transferred Agreements” means the Customer Agreements, Subcontractor Agreements, the Transferred Leases, and the Transferred License, collectively.

“Transferred Assets” has the meaning specified in Section 2.l.

“Transferred Employees” means those employees of the Business to whom Nokia extends an offer of employment in accordance with this Agreement and who accept such offer of employment and become employees of Nokia.

“Transferred Leases” has the meaning specified in Section 2.2.

“Transferred License” has the meaning specified in Section 2.2.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

Section 1.2. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

PURCHASE AND SALE

Section 1.3. Acquisition. Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell, assign, transfer and deliver to Nokia, and Nokia will acquire from the Company, all right, title and interest of the Company in and to the assets, properties and rights of the Company set forth in Section 2.2 (which assets, properties and rights are collectively referred to in this Agreement as the “Transferred Assets”), free and clear of all Liens, except for the Assumed Liabilities.

Section 1.4. Transferred Assets. The Transferred Assets will consist of the following assets, properties and rights of the Company as of the close of business on the Closing Date:

(a) the Contracts with customers of the Business listed on Schedule 2.2(a) (the “Customer Agreements”);

(b) the Contracts with subcontractors of the Business listed on Schedule 2.2(b) (the “Subcontractor Agreements”);

(c) unbilled accounts receivables of the Business for which the Company has customer purchase orders, as identified on Schedule 2.2(c) (the “Transferred Accounts Receivables”);

(d) the furniture, fixtures, equipment, supplies and other personal property associated with the Business and at the locations as set forth on Schedule 2.2(d) (the “Property and Equipment”);

(e) office leases for offices used by the Business (other than the office in DeSoto, Texas), as listed in Schedule 2.2(e) (the “Transferred Leases”);

(f) the Company’s license with respect to the Siterra Software, as identified in Schedule 2.2(f) (the “Transferred License”);

(g) the prepaid expenses listed on Schedule 2.2(g) relating to work, services, or materials to be performed after the Closing or relating to the Transferred Leases (collectively, “Prepaid Items”);

(h) all know-how and technical information, process and procedure manuals, training materials and other books and records relating to the operation of the Business;

(i) all contract files relating to the Transferred Agreements; and

(j) any other data or information relating to the Business.

Section 1.5. Retained Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Company will retain the following assets (the “Retained Assets”):

(a) any Contracts not included in the Transferred Assets pursuant to Section 2.2 (including that certain Nextwave Master Supply and Services Agreement, dated March 23, 2005, by and between Nextwave Broadband, Inc. and LCC);

(b) all billed accounts receivable reflecting work, services, or materials performed or provided prior to the Closing;

(c) any prepaid expenses related to work, services or materials performed or provided prior to the Closing;

(d) all of the Company’s tax returns, financial statements and books and records relating to the Company’s Business and that are not related to the Transferred Assets;

(e) all claims and insurance recoveries relating to the Company’s Business that are not related to the Transferred Agreements; and

(f) all petty cash at Company field offices at Closing.

Section 1.6. Assumed Liabilities. Nokia will assume (a) all liabilities under the Transferred Agreements solely to the extent that such liabilities relate to periods after the Closing and, with respect to Subcontractor Agreements, solely to the extent Company’s customer has issued a purchase order to Company relating to services to be performed under such Subcontractor Agreement, and (b) all liabilities related to the Transferred Employees solely to the extent such liabilities relate to periods after the Closing (collectively, the “Assumed Liabilities”).

Section 1.7. Excluded Liabilities. Nokia will not assume any liabilities or have any responsibility with respect to any other obligation or liability of Company not included within the definition of Assumed Liabilities, regardless of any disclosure to Nokia, and Nokia will not assume any liabilities, obligations or commitments of Company relating to or arising out of the operation of the Business or the ownership of the Transferred Assets prior to the Closing, including (a) any liability for accounts payable balances related to work, services or materials performed or provided to or for customers prior to the Closing, (b) any liability under any Transferred Agreement arising prior to the Closing or relating to periods prior to the Closing, (c) all accrued and unpaid expenses relating to the conduct of Business or to the Transferred Assets arising prior to the Closing or relating to periods prior to the Closing, and (d) any liability or obligation to employees, contractors or agents of the Business arising prior to the Closing or relating to periods prior to the Closing, including any liability relating to any accrued vacation and other accrued benefits of any Transferred Employee arising prior to the Closing or relating to periods prior to the Closing.

PURCHASE PRICE

Section 1.8. Purchase Price. As the aggregate consideration for the transfer of the Transferred Assets, Nokia will:

(a) pay to Company an amount in cash at Closing by wire transfer of immediately available funds equal to $ 183,021.54 for all Property and Equipment;

(b) pay to the Company:

(i) an amount in cash at Closing by wire transfer of immediately available funds equal to 10% of the Net Book Value of the Transferred Accounts Receivables (as set forth on the Pre-Closing Estimated Statement (as defined below));

(ii) subject to Section 3.2(b), an amount in cash 15 days after the Closing by wire transfer of immediately available funds equal to the difference between (A) 10% of the Net Book Value of the Transferred Accounts Receivables (as set forth on the Post-Closing Estimated Statement (as defined below)) minus (B) the amount paid to the Company pursuant to Section 3.1(b)(i) (only if such amount is a positive number; if such amount is a negative number, then Company will pay such amount to Nokia) (collectively with the amount paid pursuant to Section 3.1(b)(i), the “Bonus Amount”), except that such Bonus Amount will not exceed one million dollars ($1,000,000) and the Bonus Amount will be subject to the Post-Closing Reconciliation Process set forth in Section 3.2; and

(iii) in the manner set forth in the Loan and Security Agreement, on a bi-weekly basis for one (1) year following the Closing, any payments received by Nokia for the Transferred Accounts Receivables.

“Net Book Value of the Transferred Accounts Receivables” means the book value, as of the Closing Date, of the Transferred Accounts Receivables, determined utilizing the Company’s current gross margin booking rate as if the Company will complete the project to which the Transferred Accounts Receivables relates, net of deferred revenue and net of an allowance for doubtful accounts; and

(c) pay to Company an amount in cash at Closing by wire transfer of immediately available funds equal to the amount attributable to Prepaid Items as set forth on Schedule 2.2(g).

The payments provided for in this Section 3.1 will be made by Nokia to Company at the Closing.

Section 1.9. Post-Closing Reconciliation Process.

(a) Within 5 days prior to the Closing, the Company will deliver to Nokia an estimated statement prepared as of May 31, 2006 (the “Pre-Closing Estimated Statement”) setting forth the amount of any (a) unbilled accounts receivables relating to work, services, or materials performed or provided prior to the Closing to be retained by the Company, (b) the amount of the Transferred Accounts Receivables, (c) Prepaid Items, (d) purchase orders relating to work-in-progress that Company has assumed to be partially complete and (e) any accrued and unpaid expenses relating to the Transferred Agreements prior to the Closing.

(b) Within 15 days after the Closing, the Company will deliver to Nokia an estimated statement prepared as of the Closing Date (the “Closing Date Estimated Statement”) setting forth the items listed in Section 3.2(a) and using the same methods of calculation used to compile the Pre-Closing Estimated Statement. Company will also deliver any supporting documentation reasonably requested by Nokia. Prior to the payment of any amounts under Section 3.1(b)(ii), the Parties will meet in good faith to discuss the amounts set forth in the Closing Date Estimated Statement and, if the Parties cannot mutually agree on such amounts, no payments will be made by a Party pursuant to Section 3.1(b)(ii) and the Final Closing Statement (as defined below) will be used by the Parties to determine any applicable payments to be made by the Parties pursuant to Section 3.1(b) and this Section 3.2(b).

(c) In addition, within 90 days after Closing, the Company will deliver a statement prepared as of the Closing Date setting forth the items included in the Pre-Closing Estimated Statement and Closing Date Estimated Statement (the “Final Closing Statement”) setting forth the items listed in Section 3.2(a) and using the same methods of calculation used to compile the Pre-Closing Estimated Statement and Closing Date Estimated Statement. Upon delivery of the Final Closing Statement to Nokia, Nokia will have thirty (30) days to review the Final Closing Statement and inform the Company of any disputes Nokia has with respect to the Final Closing Statement. If Nokia disputes any items set forth in the Final Closing Statement, the Parties will meet within thirty (30) days thereafter in an effort to settle such dispute. If the Parties are unable to settle such dispute, then an outside certified public accounting firm will review the Final Closing Statement and such the accounting firm’s determination relating the Closing Statement will be conclusive between the Parties. Any costs incurred in connection with the utilization of such outside accounting firm will be split equally between the Parties. Within 30 days of the Parties’ agreement on the Final Closing Statement, the Parties will reconcile any differences between the Pre-Closing Estimated Statement, Post-Closing Estimated Statement and the Final Closing Statement, and each Party will make any applicable payments to the other Party, as appropriate.

Each Party will be responsible for its own costs in connection with the reconciliation process set forth in this Section 3.2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

LCC and LWDS, jointly and severally, hereby represent and warrant to Nokia as of the Closing Date as follows:

Section 1.10. Organization. LCC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. LWDS is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. LCC and LWDS are duly qualified or registered to transact business under the Laws of each jurisdiction in which the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.

Section 1.11. Authorization. The Company has the right, power and capacity to execute and deliver this Agreement and the Company Ancillary Documents and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 1.12. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict in any material respect with, constitute a material breach of or default under, result in the loss of any material benefit under, permit the acceleration of any material obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company, (b) except as indicated on Schedule 4.10, any material contract, will, agreement, permit, franchise, license or other instrument applicable to the Company if it would have a material adverse effect on the Transferred Assets or the Business, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Company is a party or by which the Company or any of the Transferred Assets are bound or (d) any Law or arbitration award applicable to the Company or the Transferred Assets. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 1.13. Brokers, Finders and Investment Bankers. Neither the Company, nor any officer, director, employee or representative of the Company or any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 1.14. Title to Assets; Related Matters. Except as set forth on Schedule 4.5, the Transferred Assets constitute all of the assets necessary and sufficient to conduct the operations related to the Business in accordance with the Company’s past practices. The Company will convey to Nokia at the Closing good and marketable title to the Transferred Assets, free and clear of all Liens other than the Assumed Liabilities and, with respect to the Transferred Accounts Receivables, the security interest granted to Nokia pursuant to the Loan and Security Agreement. Company makes no representation or warranty with respect to the physical condition of the Property and Equipment. All Property and Equipment is being transferred and sold under this Agreement on an “as-is” “where-is” basis and all warranties, express or implied, relating to Property and Equipment are hereby expressly waived. Nokia may inspect each item of Property and Equipment prior to Closing and, upon written notice to Company, remove from Schedule 2.2(d) (with a corresponding reduction in the Purchase Price set forth in Section 3.1(a)) any item of Property and Equipment that Nokia reasonably determines to be defective. Except as set forth on Schedule 4.5, no Person other than the Company owns any equipment or other tangible personal property, intangible property, Intellectual Property or assets which are necessary to the operation of the Business. Since December 31, 2005, the Company has not sold transferred or disposed of any assets used in connection with the Business, other than sales of inventory in the ordinary course of business. Schedule 4.5 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company used in connection with the Transferred Assets, having a book value equal to the amount set forth on Schedule 2.2(d) (Property and Equipment).

Section 1.15. Financial Information. The financial information furnished to Nokia in connection with this Agreement and identified in Schedule 4.6 (the “Financial Information”) is true, correct and complete in all material respects.

Section 1.16. Absence of Certain Changes. Since December 31, 2005 and except as set forth in Schedule 4.7, there have not been any events or circumstances that would have a material adverse effect on the Business. Since March 31, 2006 and except as set forth in Schedule 4.7, there has not been any action taken of the type described in Section 6.1, which, had such action occurred after the date hereof without Nokia’s prior approval, would be in violation of Section 6.1.

Section 1.17. Legal Proceedings. Except as set forth in Schedule 4.8, there are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, relating to or involving the Business before any Governmental Entity, and no pending suit, action, claim, proceeding or investigation, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business. Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Business.

Section 1.18. Compliance with Law. The Company is (and has been at all times during the past five (5) years) in compliance in all material respects with all applicable Laws (including Environmental Laws and applicable Laws relating to the safety and health of employees), ordinances, regulations and orders of all Governmental Entities as relates to the Business. Except as set forth in Schedule 4.9, (a) the Company has not been charged with and, to the Knowledge of the Company, is not now under investigation with respect to, a violation of any applicable Law or other requirement of a Governmental Entity with respect to the Business, (b) the Company is not a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity with respect to the Business or the Transferred Assets. The Company has filed all reports required to be filed with any Governmental Entity with respect to the Business on or before the date of this Agreement.

Section 1.19. Transferred Agreements. Schedule 4.10 sets forth a true, correct and complete list of the following Contracts (written or oral) related to or utilized in connection with the Business:

(a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts imposing any lien on the Transferred Assets;

(b) all leases or Licenses relating to the Business;

(c) all Contracts which limit or restrict the Business or any officers or key employees of the Business from engaging in any business in any jurisdiction;

(d) all Contracts for capital expenditures or the acquisition or construction of fixed assets related to the Business;

(e) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(f) all Contracts granting any Person a Lien on all or any part of the Transferred Assets;

(g) all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Transferred Assets;

(h) all Contracts with any agent, distributor or representative and related to the Transferred Assets;

(i) all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment related to the Transferred Assets;

(j) all joint venture or partnership contracts or other contracts providing for the sharing of any profits and related to the Business;

(k) all customer Contracts currently in effect and not fully performed for the provision of goods or services by the Company as relates to the Business;

(l) all Contracts with respect to the Company Intellectual Property that is included in the Transferred Assets;

(m) all existing Contracts and commitments (other than those described in subparagraphs (a) through (l) of this Section 4.10) to which the Company is a party or by which the Transferred Assets are bound (i) involving an annual commitment or annual payment to or from the Company of more than $10,000 that relates to the Transferred Assets, or (ii) that is significant to the Transferred Assets, individually or in the aggregate.

True, correct and complete copies of all Transferred Agreements have been made available to Nokia. At the Closing, the Transferred Agreements are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and each other party to such Transferred Agreements, except that this representation and warranty does not apply to provisions in those agreements that purport to waive a lien right of any party or purport to have a party agree not to compete. There are no existing defaults or breaches of the Company under any Transferred Agreement (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Company, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Transferred Agreement. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Transferred Agreement or entry in any new material contract applicable to the Business or the Transferred Assets. Schedule 4.10 identifies each Transferred Agreement that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Transferred Agreement to Nokia.

Section 1.20. Tax Returns; Taxes. Except as set forth on Schedule 4.11, there are no unpaid Taxes owed by the Company that would affect the Transferred Assets.

Section 1.21. Officers, Employees and Independent Contractors. Schedule 4.12 contains a true and complete list of (a) each Business Employee’s position, annual rate of compensation, expected incentive compensation, date of hire or engagement, adjusted service date (if applicable), FLSA status and work location, respectively, and (b) all employees (whether full time, part time or otherwise) and independent contractors engaged in any respect in the operations of the Business as of the date hereof. Except as set forth on Schedule 4.12, the Company is not a party to or bound by any employment agreements or retention letters with any Business Employee. The Company has provided to Nokia true, correct and complete copies of each such employment agreement (if any) or retention letter (if any). The Company has not received a written claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any person named on Schedule 4.12. The Company has not made any verbal commitments to any such officers, current or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 4.12, all officers, employees and independent contractors related to the operations related to the Business are active on the date hereof.

Section 1.22. Company Benefit Plans.

(a) Schedule 4.13(a) contains a true and complete list of each Company Benefit Plan that currently provides for employee benefits or the remuneration of the Business Employees or the dependents of any Business Employee.

(b) With respect to each Company Benefit Plan identified on Schedule 4.13(a), the Company has heretofore delivered or made available to Nokia true and complete copies of the plan documents and any amendments thereto (or, if the plan is not written, a written description thereof), as reasonably requested by Nokia.

(c) Except as set forth in Schedule 4.13(c):

(i) To the Company’s Knowledge, the Company has not incurred and no facts exist which could result in any liability to Nokia with respect to any Company Benefit Plan; and

(ii) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not cause Nokia to be liable for (1) any severance pay, unemployment compensation or any other payment to a Business Employee, or (2) accelerate vesting or increase compensation due any such employee.

(d) Except as set forth in Schedule 4.13(d), all data provided to Nokia regarding the employment of the Business Employees, as described in Schedule 4.13(d), is accurate and verifiable in all material respects.

Section 1.23. Labor Relations. Except as set forth in Schedule 4.14, to the Knowledge of the Company:

(a) none of the Business Employees have been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity;

(b) the Company has not been and the Company is not a signatory to a collective bargaining agreement with any trade union or labor organization related to the Business Employees;

(c) no representation election petition or application for certification has been filed by any Business Employee in the three year period prior to Closing or is currently pending with the NLRB or any other Governmental Entity, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving any Business Employee has occurred in the three year period prior to Closing, is currently in progress or is threatened related to the operations of the Business;

(d) the Company has not engaged in any unfair labor practice related to the operations of the Business, and the Company has no Knowledge of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company related to the operations of the Business;

(e) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been threatened, filed or is pending against the Company related to the operations of the Business;

(f) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving any Business Employee has occurred, is in progress or, to the Knowledge of the Company, has been threatened against the Business;

(g) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, overtime, or other compensation, benefits, child labor or record keeping violations involving any Business Employee has been filed or is pending or, to the Knowledge of the Company, threatened against the Company by any Business Employee under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Law;

(h) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against the Company by any Business Employee under any Law;

(i) as related to the operations of the Business, the Company is not a federal or state contractor obligated to develop and maintain an affirmative action plan;

(j) as related to the operations of the Business, no citation has been issued by OSHA against the Company and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under OSHA or any other applicable Law relating to occupational safety and health;

(k) no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending by any Business Employee against the Company or the operations of the Business;

(l) in the three year period prior to Closing no investigation or citation of the Company related to the operations of the Business has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Company, threatened under any federal or foreign immigration Law;

(m) as related to the operations of the Business, in the twelve month period prior to Closing the Company has not taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law;

(n) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its respective employees related to the operations of the Business has been filed by any Business Employee in the three year period prior to Closing or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law;

(o) the Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims related to the Business Employees and the operations of the Business;

(p) the Company is in compliance with all applicable Labor Laws related to the Business Employees and the operations of the Transferred Assets the failure of which would have a material adverse effect on the Business;

(q) the Company is not liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any Labor Laws related to the Business Employees;

(r) the Company has provided Nokia with a copy of the policy of the Company for providing leaves of absence under the FMLA and its FMLA notices, and Schedule 4.14 identifies, as of the dates set forth thereon, each Business Employee who is expected to be on FMLA leave at the Closing Date and each Business Employee who has requested FMLA leave to begin after the Closing Date; and

(s) the Company has paid or accrued all current assessments related to the operations of the Business under workers’ compensation Laws, and the Company has not been subject to any special or penalty assessment under such Laws which has not been paid.

Section 1.24. Insurance Policies. Schedule 4.15 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company related to the operations of the Business, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. All insurance policies and bonds with respect to the Business are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.

Section 1.25. Intellectual Property. Schedule 4.16 contains a list of all Company Owned Intellectual Property and Company Licensed Intellectual Property.

(a) No claim is pending or, to the Knowledge of Company, threatened, and Company has not received any notice that the conduct of the Business infringes upon or conflicts with any Intellectual Property rights claimed therein by any third party, nor is Company aware of any unasserted claim.

(b) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby will (i) adversely affect the Company Owned Intellectual Property, Company Licensed Intellectual Property or any Intellectual Property assigned or licensed in connection with the Transferred Assets, or (ii) result in or give any other Person the right or option to cause or declare (1) the loss of any Intellectual Property assigned or licensed under this Agreement, or any lien, claim or encumbrance on any Intellectual Property assigned or licensed under this Agreement; (2) a breach of any agreement; or (3) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Intellectual Property assigned or licensed under this Agreement.

(c) No use by Company of any Company Licensed Intellectual Property violates the terms of any agreement pursuant to which it is licensed by Company. No claim is pending, or to the Knowledge of Company threatened, that alleges that any Company Owned Intellectual Property or Company Licensed Intellectual Property is invalid or unenforceable by Company, nor is Company aware of any such claim that is unasserted. Except as shown on Schedule 4.16, no royalties or fees are payable by Company to anyone for use of the Company Owned Intellectual Property or Company Licensed Intellectual Property. True, correct, and complete copies of all agreements pursuant to which Company has any license or right to use any Company Owned Intellectual Property or Company Licensed Intellectual Property have been provided to Nokia. All such agreements are in full force and effect, and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement.

Section 1.26. Transactions with Affiliates. Except as set forth in Schedule 4.17, no officer or director of the Company, or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing has any interest in: (a) any contract, arrangement or understanding with the Company relating to the Transferred Assets; or (b) any loan, arrangement, understanding, agreement or contract for or relating to the Transferred Assets. All contracts, agreements, arrangements or understandings between the Company and any of its Affiliates that would adversely affect the Transferred Assets have been disclosed in Schedule 4.10, Schedule 4.16, or Schedule 4.17.

Section 1.27. Nondisclosed Payments. Neither the Company nor the officers or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Transferred Assets.

Section 1.28. Customer and Supplier Relations. Schedule 4.19 contains a complete and accurate list of the names of the customers and Suppliers of Company relating to the Business. Company maintains good relations with each of its customers, and, to the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company’s relations with any such customers, except as set forth in Schedule 4.19. Except as set forth in Schedule 4.19, to the Knowledge of the Company, no customer (or former customer) to the Business during the last twelve (12) months has canceled, terminated or made any threat to cancel or otherwise terminate its contract with the Company.

Section 1.29. Licenses. Schedule 4.20 sets forth a true and complete list of all Licenses held by the Company and used in connection with the Business (the “Transferred Asset Licenses”). The Company owns or possesses all of the Licenses which are necessary to enable it to carry on the Business as presently conducted. To the Knowledge of the Company, (i) all Transferred Asset Licenses are valid, binding, and in full force and effect, (ii) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Transferred Asset License, (iii) the Company has taken all necessary action to maintain each Transferred Asset License, except where the failure to so act is not likely to have an adverse effect on the Transferred Assets, and (iv) no loss or expiration of any Transferred Asset License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

Section 1.30. Ethical Practices. The Company has not offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value in connection with the operation of the Business to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

Section 1.31. Disclosure. Prior to the execution of this Agreement, the Company has delivered to Nokia true and complete copies of any documents or instruments identified or referred to in the Schedules. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Company’s other obligations or Nokia’s other rights under this Agreement.

Section 1.32. Statements; Omissions. No representation, warranty or statement made by the Company in (i) this Agreement, (ii) the schedules and exhibits attached hereto or (iii) any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

REPRESENTATIONS AND WARRANTIES OF NOKIA

Nokia hereby represents and warrants to the Company as follows:

Section 1.33. Organization. Nokia is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 1.34. Authorization. Nokia has full corporate power and authority to execute and deliver this Agreement and the Nokia Ancillary Documents, to perform its obligations under this Agreement and the Nokia Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Nokia Ancillary Documents. The execution and delivery of this Agreement and the Nokia Ancillary Documents by Nokia, the performance by Nokia of its obligations under this Agreement and the Nokia Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Nokia Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Nokia. This Agreement has been and, as of the Closing Date, the Nokia Ancillary Documents will be, duly executed and delivered by Nokia and constitute the valid and binding agreements of Nokia, enforceable against Nokia in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 1.35. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Nokia Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Nokia Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Nokia Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Nokia, (b) any contract to which Nokia is a party, (c) any judgment, decree or order of any Governmental Entity to which Nokia is a party or by which Nokia or any of its properties is bound or (d) any Law applicable to Nokia. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Nokia or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Nokia Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 1.36. Brokers, Finders and Investment Bankers. Neither Nokia, nor any officer, director, employee or representative of Nokia or any Affiliate of the Nokia, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 1.37. Statements; Omissions. No representation, warranty or statement made by Nokia in (i) this Agreement, (ii) the schedules and exhibits attached hereto or (iii) any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

CERTAIN COVENANTS AND AGREEMENTS

Section 1.38. Conduct of Business by the Company. From the date hereof until the Closing Date, the Company will, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Nokia:

(a) operate the Business in the ordinary course on a basis consistent with past practice and not enter into any agreement, transaction or activity or make any commitment with respect to the Business except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

(b) use commercially reasonable efforts to preserve intact the goodwill of the Business, keep the Business Employees available to Nokia and preserve the relationships and goodwill relating to the Business with customers, distributors, employees and others having business relations with the Company related to the Business;

(c) duly and timely file or cause to be filed all reports and returns relating to the Business required to be filed with any Governmental Entity;

(d) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright of the Company relating to the Business;

(e) not (i) sell or transfer any assets related to or used or held for use with the Business, other than in the ordinary course of business, (ii) grant, create, incur or suffer to exist any Liens on the Transferred Assets, (iii) incur any liability or obligation relating to the Transferred Assets (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice, (iv) waive any claims or rights relating to the Transferred Assets, or (v) enter into any material contract or agreement related to the Business;

(f) not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any Business Employee;

(g) not pay or agree to pay any additional or increased benefits under any Company Benefit Plan to any Business Employee;

(h) not award any additional equity to any Business Employee (except to the extent Company is contractually obligated to provide such equity award as of the date hereof);

(i) not amend or terminate any employment agreement or enter into any new employment agreement with any Business Employee;

(j) perform in all material respects all of its obligations under all Transferred Agreements, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any Transferred Agreement (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be a Transferred Agreement;

(k) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company and related to the Business;

(l) not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue; and

(m) not authorize, or commit or agree to take, any of the foregoing actions which the Company is required not to take without Nokia’s prior written consent, which consent will not be unreasonably withheld or delayed.

Section 1.39. Transition Services. Company will provide certain transition services (the “Transition Services”) in accordance with the Transition Services Agreement in the form attached as Exhibit 6.2.

Section 1.40. Inspection and Access to Information. From the date hereof to the Closing Date or until this Agreement is terminated as provided in Article IX, the Company will make available or cause to be made available to Nokia, its advisors and representatives all information relating to the Transferred Assets and the Business as Nokia reasonably requests, including permitting Nokia, its advisors and representatives to make physical inspections of the Transferred Assets, and the Company’s financial statements, books and records related to the Business and otherwise fully cooperate with the reasonable conduct of due diligence by Nokia and its representatives.

Section 1.41. Notices of Certain Events. The Company will promptly notify Nokia of any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Business, including any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. The Company acknowledges that Nokia does not waive any rights it may have under this Agreement as a result of such notifications.

Section 1.42. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms of this Agreement and will cooperate fully with each other and their designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including:

(a) Each of the Parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except neither Party will have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Transferred Assets or the transactions contemplated by this Agreement or the Nokia Ancillary Documents). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Parties will give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or Nokia, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article VII of this Agreement and (ii) any failure of the Company or Nokia, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. Neither Party waives any rights it may have under this Agreement as a result of such notifications.

Section 1.43. Consents. Anything in this Agreement or any other Company Ancillary Document to the contrary notwithstanding, this Agreement will not constitute an agreement to assign any of the Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Nokia or the Company thereunder. The Company and Nokia will use commercially reasonable efforts to obtain, or to cause to be obtained, any such consent. If the consent of any third party is required to assign any subcontract, sublicense or other arrangement to Nokia, the Company will use its commercially reasonable efforts to obtain such consent. If, despite using its commercially reasonable efforts, Company cannot obtain such consent, Company will provide Nokia the benefit of Company’s rights under any such third party subcontract, sublicense or other arrangement to the extent necessary to perform Nokia’s obligations under the Transferred Agreements, including executing purchase orders with third parties under such subcontracts, sublicenses or other arrangements and invoicing Nokia for the fees associated with such purchase orders on a pass-through basis.

Section 1.44. Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties will consult with one another regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and will use reasonable efforts to agree upon the text of any such announcement prior to its release. However, no Party will issue any announcement or make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other Party, except to the extent required by Law. Promptly after the execution of this Agreement, the Parties will issue a press release relating to a public announcement of this Agreement substantially in the form attached hereto as Exhibit 6.7.

Section 1.45. Supplements to Schedules. From time to time up to the Closing Date, the Company will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1 or the obligations of the Company under Section 10.1.

Section 1.46. Employees. Nokia will make offers of employment to Company employees set forth on Schedule 6.9 in accordance with the terms and conditions set forth herein. Such offers of employment will include salary and bonus levels comparable, in the aggregate, to the salary and bonus levels applicable to each such employee as of March 31, 2006, allowing for the rollover of such employee’s 401(k) balances to the applicable 401(k) plans offered by Nokia and otherwise providing such employee with benefits comparable, in the aggregate, to those benefits being provided by Company as of March 31, 2006, excluding equity. In addition, each Transferred Employee will be given credit with respect to benefits eligibility, 401(k) vesting and vacation grants for their period of employment with Company.

Section 1.47. Transfer Taxes; Expenses. Company will be responsible for any Taxes or recording fees payable as a result of the transactions provided for under this Agreement and the Ancillary Agreements. The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding Taxes and all transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. At Closing, the Parties will sign an IRS Form 8593, Allocation of Purchase Price, and the Parties agree to report the transaction consistent with such Form for tax and other reporting requirements.

Section 1.48. Confidential Information.

(a) The Company and Nokia entered into a Confidentiality Agreement effective April 13, 2006 (the “Confidentiality Agreement”) with respect to the exchange of information in contemplation of the transactions contemplated by this Agreement. Following the Closing (if any), the Confidentiality Agreement is expressly superseded by the provisions of this Section 6.11 with respect to Confidential Information exchanged by the Parties on or prior to the Closing Date, except, if the Closing does not occur for any reason, the Confidentiality Agreement will remain in full force and effect.

(b) Each Party agrees that it will treat in confidence all Confidential Information obtained during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. The existence of this Agreement will not be considered Confidential Information, but the terms of this Agreement are considered Confidential Information. Such documents, materials and information will not be disclosed to any third Person (other than Affiliates, counsel, accountants, financial advisors or lenders and other necessary parties on a “need to know” basis only). Except as provided in the Company Ancillary Documents, neither Party will use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed acquisition of the Transferred Assets and performing the Parties’ respective rights and obligations under this Agreement. In the event the transactions contemplated pursuant to this Agreement are not consummated, each Party will, upon request, return to the other Party all copies of nonpublic documents and materials which have been furnished in connection therewith. Upon Closing, Nokia may use or disclose any Confidential Information included in the Transferred Assets, and for purposes of this Section 6.11, such Confidential Information will be deemed Confidential Information of Nokia as of the Closing Date.

(c) If this Agreement is terminated pursuant to Article IX, promptly after termination, Nokia will destroy or return to the Company all such Confidential Information, including any copies, extracts, or other reproductions in whole or in part. Such return or destruction must be certified in writing to the Company by an authorized officer of Nokia.

(d) Nothing in this Section 6.11 will restrict a Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided human memories of such Party’s personnel relating to Confidential Information disclosed by a Party in connection with this Agreement (provided that such information is retained by such personnel in the ordinary course of business and not for the purpose of avoiding the restrictions of Section 6.11), except, if the Closing does not occur for any reason, a Party’s use of such general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques will be subject to the terms and conditions of the Confidentiality Agreement.

(e) The provisions of this Section 6.11 will continue to apply to Confidential Information for a period of one year following disclosure by the disclosing Party to the receiving Party, except that, in the case of Confidential Information that constitutes a trade secret under applicable state law, the provisions of this Section 6.11 will continue to apply as long as the information remains a trade secret.

Section 1.49. Nonsolicitation/Covenant Not to Hire.

(a) Covenant Not to Hire. Unless the Parties otherwise mutually agree in writing, the Company and its Affiliates agree that they will not, prior to the first anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, (1) hire or attempt to hire, on any of their behalves or on behalf of any other Person, any Transferred Employee, or (2) otherwise encourage any Transferred Employee to leave the employ of Nokia.

(b) Non-Solicitation. Unless the Parties otherwise mutually agree in writing, the Parties agree that they will not, prior to the first anniversary of the Closing Date, in any manner, directly or indirectly, or by assisting others, solicit or attempt to solicit on any of their behalves or on behalf of any other Person any employee of the other Party, except (1) with respect to Nokia, such non-solicitation obligation will only apply to the network business unit of Nokia, and (2) to the extent that Nokia is permitted to recruit and hire personnel of the Business as contemplated by Section 6.9 above or as otherwise provided under the Confidentiality Agreement.

(c) General Solicitations Permitted. The provisions of Section 6.12(a)(2) and Section 6.12(b) will not apply to general solicitations of potential employees (e.g., general newspaper advertisements or website job postings) that are not specifically targeted to the employees of the other Party or otherwise intended to circumvent the provisions of this Section 6.12.

(d) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 6.12 constitutes an unreasonable or otherwise unenforceable restriction against the Company, the provisions of this Section 6.12 will be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Company.

(e) Injunctive Relief. The Parties hereby agree that any remedy at law for any breach of the provisions contained in this Section 6.12 will be inadequate and that the non-breaching Party will be entitled to injunctive relief in addition to any other remedy such Party might have under this Agreement.

Section 1.50. WINDS License. Company will grant Nokia a royalty-free, paid-up, non-exclusive license to Company’s proprietary WINDS software for a period of one year following the Closing in accordance with the terms and conditions of the Software License in the form attached as Exhibit 6.13 (the “WINDS License Agreement”).

Section 1.51. Risk of Loss. The risk of loss with respect to the Transferred Assets will remain with the Company until the Closing.

Section 1.52. Access to Books and Records.

(a) After the Closing, Nokia will have the right to access and copy portions of the books and records of the Company that reasonably relate to the Transferred Assets but are not included in the Transferred Assets. Nokia will provide the Company with prior written notice of any request for access to books and records under this Section 6.14.

(b) After the Closing, the Company will have the right to access and copy portions of the books and records of the Company that are included in the Transferred Assets. The Company may retain copies of all records relating to the Transferred Assets. The Company will provide Nokia with prior written notice of any request for access to books and records under this Section 6.15.

Section 1.53. Exclusivity Period. From the date of this Agreement until the earlier of the Expiration Date, the Termination Date or the Closing Date, the Company and each of its respective shareholders, directors, officers, employees and agents will deal exclusively with Nokia with respect to the transfer or sale of the Transferred Assets.

Section 1.54. Covenant Not to Compete. The Company hereby agrees not to, for a period of eighteen (18) months following the Closing, engage in the business of providing network site deployment services in the United States. For the purposes hereof, the term “network site deployment services” shall mean the performance of any network site deployment service of the Business, including site acquisition, site permitting and site construction, for clients in the United States where the provision of such services would, individually or in the aggregate, be competitive with network site deployment services currently provided by the Business. The foregoing prohibition shall not prohibit the Company from engaging in such services provided the aggregate revenues received from these activities does not exceed twenty two and one half percent (22.5%) of the Company’s consolidated revenues. This Section shall automatically terminate and be of no further force or effect in the event of (i) any sale of all or substantially all of the Company’s business or assets either in the aggregate or in relation to the Company’s business in the United States or (ii) any transaction or series of transactions by which any person or persons or entity or entities acquire or obtain more than 50% of the Company’s capital stock or the right to vote more than 50% of the Company’s capital stock; except this Section will not terminate if the acquiring or obtaining party in a transaction is a person or entity that holds ten (10%) percent or more (on an as-converted basis) of the outstanding shares of the Company as of the date of this Agreement.

CONDITIONS TO CLOSING

Section 1.55. Conditions to Obligations of Nokia. The obligations of Nokia to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Loan and Security Agreement. Company must have executed and delivered to Nokia the Loan and Security Agreement, a form of which is attached hereto as Exhibit 7.1(a).

(b) Injunction. There must not be any effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(c) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement must have been obtained or made.

(d) Representations and Warranties. The representations and warranties of the Company set forth in Article IV must have been true and correct in all material respects as of the date hereof and must be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality must be true and correct in all respects.

(e) Performance of Obligations of the Company. The Company must have performed in all material respects all covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing Date.

(f) Required Consents; Assignments. Company must have procured all of the third party consents and provided any notices required relating to any assignments as necessary to transfer the following Transferred Assets to Nokia:

(i) the Customer Agreements designated on Schedule 2.2(a); and

(ii) the Subcontractor Agreements designated on Schedule 7.1(f)(ii).

(g) Designated Employees. Unless otherwise waived by Nokia (in Nokia’s sole discretion), each of the Business Employees set forth on Schedule 7.1(g) must have accepted Nokia’s offer of employment.

(h) Other Employees. Forty (40) percent of the Business Employees (excluding the Business Employees set forth on Schedule 7.1(g)) must have accepted Nokia’s offer of employment.

(i) WINDS License Agreement. Company must have executed and delivered, or caused to be executed and delivered, to Nokia the WINDS License Agreement, a form of which is attached hereto as Exhibit 6.13.

(j) Opinion of Counsel. Nokia must have received from counsel to Company an opinion in form and substance as set forth in Exhibit 7.1(j), addressed to the Nokia, and dated as of the Closing Date.

(k) Transition Services Agreement. Company must have executed and delivered to Nokia the Transition Services Agreement, a form of which is attached hereto as Exhibit 6.2.

Section 1.56. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Injunction. There must not be any effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Company or a material restriction on the Company’s operations as a result of such matter.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement must have been obtained or made.

(c) Representations and Warranties. The representations and warranties of Nokia set forth in Article V must have been true and correct in all material respects as of the date hereof and must be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality must be true and correct in all respects.

(d) Performance of Obligations by Nokia. Nokia must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(e) Loan and Security Agreement. Nokia must have executed and delivered to Company the Loan and Security Agreement, a form of which is attached hereto as Exhibit 7.1(a), and approved the initial advance to Company under such Loan and Security Agreement (so long as Company has provided Nokia with the appropriate documentation relating to such advance).

(f) WINDS License Agreement. Nokia must have executed and delivered, or caused to be executed and delivered, to Company the WINDS License Agreement, a form of which is attached hereto as Exhibit 6.13.

(g) Transition Services Agreement. Nokia must have executed and delivered to Company the Transition Services Agreement, a form of which is attached hereto as Exhibit 6.2.

CLOSING

Section 1.57. Closing. The Closing will occur on a date designated by Nokia within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing Date, or on such other date as the Parties may agree, but no later than the Expiration Date (unless otherwise agreed by the Parties in writing). The Closing will take place at Company’s offices in McLean, Virginia, or at such other place as the Parties may agree. All acts and transactions to be taken or effected at the Closing will be deemed to have been taken simultaneously and will be deemed to be effective as of the close of business (Eastern Standard Time) on the Closing Date.

Section 1.58. Company Closing Deliveries. At the Closing, the Company will deliver, or caused to be delivered to Nokia the following:

(a) a certificate executed by an authorized officer of the Company as to compliance by the Company with the conditions set forth in Section 7.1;

(b) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Nokia all of the Company’s right, title and interest in and to the Transferred Assets, together with possession of the Transferred Assets including the Bill of Sale substantially in the form of Exhibit 8.2(b);

(c) documents evidencing the assignment of the Transferred Agreements and the assignment of any assignable Licenses including the Assignment and Assumption Agreement substantially in the form of Exhibit 8.2(c) (the “Assignment and Assumption Agreement”);

(d) a certificate executed by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, certifying as to (i) the good standing of the Company in its jurisdiction of incorporation, (ii) the certificate of incorporation of the Company and (iii) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by the Company;

(e) the Transition Services Agreement, in the form attached as Exhibit 6.2;

(f) the WINDS License Agreement, in the form attached as Exhibit 6.13;

(g) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2) in the form of Exhibit 8.2(g);

(h) all other documents required to be entered into or delivered by the Company at or prior to the Closing pursuant to this Agreement or reasonably requested by Nokia to consummate the transactions contemplated by this Agreement.

Section 1.59. Nokia Closing Deliveries. On the Closing, Nokia will deliver, or caused to be delivered to the Company the following:

(a) the payments provided in Section 3.1;

(b) a certificate of an authorized officer of Nokia as to compliance with the conditions set forth in Sections 7.2;

(c) documents evidencing the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

(d) the Transition Services Agreement, in the form of Exhibit 6.2;

(e) The WINDS License Agreement, in the form of Exhibit 6.13;

(f) a certificate executed by the Secretary or any Assistant Secretary of Nokia, dated the Closing Date, as to (i) the good standing of Nokia in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Nokia; and

(g) all other documents required to be entered into or delivered by Nokia at or prior to the Closing pursuant to this Agreement or reasonably requested by the Company to consummate the transactions contemplated by this Agreement.

TERMINATION

Section 1.60. Termination. This Agreement may be terminated prior to the Closing:

(a) in writing by mutual consent of the Parties;

(b) by the Company, by written notice from the Company to Nokia, if Nokia (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) days after the Company has notified Nokia of its intent to terminate this Agreement pursuant to this Section 9.1(b);

(c) by Nokia, by written notice from Nokia to the Company, if the Company (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) days after Nokia has notified the Company of its intent to terminate this Agreement pursuant to this Section 9.1(c); or

(d) by either Party by written notice to the other Party if the Closing has not occurred on or prior to July 15, 2006 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 1.61. Specific Performance and Other Remedies. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that if any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction (subject to the limitations of Section 11.8) to enforce specific performance of any covenant or other provision of this Agreement or seek any other equitable relief; provided, however, that no arbitrator or other non-judicial entity may order specific performance or grant other equitable relief pursuant to Section 11.7 or otherwise.

Section 1.62. Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement will forthwith become void and there will be no liability on the part of any Party to the other Party under this Agreement, except for obligations under Section 6.7 (Public Announcements), Section 6.11 (Confidential Information), Section 11.1 (Notices), Section 11.4 (Transaction Costs), Section 11.6 (Controlling Law; Amendment), Section 11.7 (Disputes), Section 11.8 (Consent to Jurisdiction) and this Section 9.3, all of which will survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

INDEMNIFICATION

Section 1.63. Indemnification Obligations of the Company. LCC and LWDS, jointly and severally, will indemnify, defend and hold harmless the Nokia Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments (at equity or at law, including statutory or common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) to the extent arising out of or relating to:

(a) any breach of any representation or warranty made by the Company or in this Agreement or in the Company Ancillary Documents;

(b) any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in the Company Ancillary Documents, if the Company fails to cure the breach within a reasonable period of time (not to exceed thirty (30) days) following receipt of written notice of the breach from Nokia;

(c) any claims, liabilities and obligations to the extent arising out of or relating to the ownership of the Transferred Assets or the conduct of the Business prior to the Closing;

(d) any claims by the Business Employees, including any claims arising out of the consummation of the transactions provided for under this Agreement (except to the extent that such claims are based solely on facts or circumstances arising after the Closing); or

(e) any fraud, willful misconduct or bad faith of the Company in connection with this Agreement, or the Company Ancillary Documents.

Section 1.64. Indemnification Obligations of Nokia. Nokia will indemnify and hold harmless the Company Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) to the extent arising out of or relating to:

(a) any breach of any representation or warranty made by Nokia in this Agreement or in any of Nokia Ancillary Documents;

(b) any breach of any covenant, agreement or undertaking made by Nokia in this Agreement or in any of Nokia Ancillary Documents, if Nokia fails to cure the breach within a reasonable period of time (not to exceed thirty (30) days) following receipt of written notice of the breach from the Company;

(c) any fraud, willful misconduct or bad faith of Nokia in connection with this Agreement or Nokia Ancillary Documents;

(d) any claims, liabilities and obligations to the extent arising out of or relating to the ownership of the Transferred Assets or the conduct of the Business after the Closing; or

(e) any claims relating to the employment of Transferred Employees from and after the effective date of their employment with Nokia.

Section 1.65. Indemnification Procedure.

(a) Promptly after receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Nokia Losses or Company Losses (as the case may be), such Indemnified Party will notify Nokia or the Company, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Nokia Losses or Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then the Indemnifying Party will pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit, investigation, action or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at the Indemnified Party’s own expense. The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 1.66. Claims Period. The representations and warranties of the Company contained in Article IV of this Agreement and claims for indemnification under Section 10.1(a) will survive the Closing for the applicable period set forth in this Section 10.4 (“Claims Period”), and any and all claims and causes of action for indemnification under this Article X must be made prior to the termination of the applicable Claims Period.

(i) The representations and warranties of the Company in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), Section 4.4 (Brokers, Finders Fee and Investment Bankers), the second sentence of Section 4.5 (Title to Assets; Related Matters), Section 4.8 (Legal Proceedings), Section 4.9 (Compliance with Laws) and Section 4.11 (Tax Returns; Taxes) shall survive until thirty (30) days following expiration of the applicable statute or similar period of limitations; and

(ii) All other representations and warranties of the Company and claims for indemnification under this Article X shall survive until the date that is eighteen (18) months following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party is properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 1.67. Liability Thresholds. Notwithstanding anything in this Article X to the contrary, Nokia shall not assert a claim under Section 10.1(a) unless the total amount of all claims Nokia has under Section 10.1(a) exceeds $50,000 (the “Basket Amount”); provided, however, that this limitation shall not apply to claims for breaches under Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), Section 4.4 (Brokers, Finders Fee and Investment Bankers), the second sentence of Section 4.5 (Title to Assets; Related Matters), Section 4.8 (Legal Proceedings), Section 4.9 (Compliance with Laws) and Section 4.11 (Tax Returns; Taxes) or Company Losses resulting from or arising out of fraud, intentional misrepresentation or an intentional breach of warranty on the part of the Company. Amounts paid by a Party pursuant to Section 3.2 (Post-Closing Reconciliation Process) will not be considered damages subject to, and will not be counted toward, the Basket Amount specified in this Section 10.5.

Section 1.68. Liability Cap. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount to which the Nokia Indemnified Parties may be entitled with respect to claims under Section 10.1(a) shall be fifty (50%) percent of the Bonus Amount; provided, however, that this limitation shall not apply to claims for breaches under Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), Section 4.4 (Brokers, Finders Fee and Investment Bankers), the second sentence of Section 4.5 (Title to Assets; Related Matters), Section 4.8 (Legal Proceedings), Section 4.9 (Compliance with Laws) and Section 4.11 (Tax Returns; Taxes) or Company Losses resulting from or arising out of fraud, intentional misrepresentation or an intentional breach of warranty on the part of the Company. Amounts paid by a Party pursuant to Section 3.2 (Post-Closing Reconciliation Process) will not be considered damages subject to, and will not be counted toward, the liability cap specified in this Section 10.6.

Section 1.69. Other Provisions Concerning Indemnification. Neither Party will be liable to the other Party for any indirect, consequential, incidental, special or punitive damages or similar items in connection with this Agreement; provided, however, that this limitation shall not apply to claims for breaches under Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), Section 4.4 (Brokers, Finders Fee and Investment Bankers), the second sentence of Section 4.5 (Title to Assets; Related Matters), Section 4.8 (Legal Proceedings), Section 4.9 (Compliance with Laws) and Section 4.11 (Tax Returns; Taxes) or Company Losses resulting from or arising out of fraud, intentional misrepresentation or an intentional breach of warranty on the part of the Company. Notwithstanding the foregoing, nothing in this Section 10.7 is intended to limit the indemnity obligations of any Party pursuant to Article X with respect to third party claims. Amounts paid by a Party pursuant to Section 3.2 (Post-Closing Reconciliation Process) will not be subject to the liability exclusion specified in this Section 10.7.

Section 1.70. Investigations. Except to the extent set forth in a schedule to this Agreement correspondingly enumerated to the representation, warranty or covenant to which it relates, the Company acknowledges and agrees that any investigation by Nokia will not diminish or otherwise affect any of the representations, warranties, covenants or agreements made or to be performed by the Company pursuant to this Agreement, Nokia’s right to rely fully upon such representations, warranties, covenants and agreements, or Nokia’s right to indemnification set forth in this Article X.

Section 1.71. Remedy. Except for any equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the date hereof, the indemnification rights provided in this Article X will be the sole and exclusive remedy of the Party hereto and each of their respective affiliates and their officers, directors, employees, stockholders, agents or representatives with respect to this Agreement, and no party shall be entitled to rescission of the Agreement except that the foregoing will in no way limit the rights of an Indemnified Party for any fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.

MISCELLANEOUS PROVISIONS

Section 1.72. Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and will be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

or to such other representative or at such other address of a Party as such Party may furnish to the other Party in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

Section 1.73. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 1.74. Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Party to this Agreement; provided that Nokia may, upon notice to the Company but without any obligation to obtain the prior written consent of the Company, assign this Agreement or all or any part of its rights or obligations under this Agreement to one (1) or more Affiliates of Nokia, but such assignment will not relieve Nokia of any of its obligations under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 1.75. Transaction Costs. Except as provided above or as otherwise expressly provided herein, each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 1.76. Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

Section 1.77. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 1.78. Disputes. The Parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process. The dispute will be submitted in writing to a panel consisting of one (1) senior executive from Nokia, and one (1) senior executive from the Company. If the executives are unable to resolve the dispute within ten (10) days of receiving notice of the dispute, any Party may refer the dispute to non-binding mediation, the costs of which will be shared equally by the Company and Nokia. Within ten (10) days after written notice demanding mediation, the Parties to the mediation will choose a mutually acceptable mediator. No Party will unreasonably withhold consent to selection of the mediator. Mediation will be conducted in a location to be agreed by the Parties. Notwithstanding the foregoing, nothing contained herein will prevent either Party from resorting directly to judicial proceedings.

Section 1.79. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 1.80. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 1.81. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 1.82. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 1.83. Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings between the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties, except for the Confidentiality Agreement pursuant to Section 6.11(a) and Section 6.11(d).

Section 1.84. Continued Cooperation. In connection with the continued operation of the Transferred Assets between the date hereof and the Closing Date, the Company will confer in good faith on a regular and frequent basis with Nokia regarding operational matters and the general status of on-going operations of the Transferred Assets promptly. The Company acknowledges that Nokia does not and will not waive any rights it may have under this Agreement as a result of such consultations. Following the Closing, each of the Parties will deliver to the others such further information and documents and will execute and deliver to the others such further instruments and agreements as the other Party will reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

NOKIA INC.

/s/ Mark Louison
Senior Vice-President

NET CMO North America

LCC INTERNATIONAL, INC.
/s/	Dean J. Douglas

President & CEO

LCC WIRELESS DESIGN SERVICES, LLC
/s/	Dean J. Douglas

President & CEO